Exhibit 99.1

Vaxart Announces Highly Regarded Biotech Executive Elaine J. Heron, Ph.D. Joins Board of Directors

Dr. Heron brings decades of experience in executive leadership and life sciences research and development to Vaxart's Board

SOUTH SAN FRANCISCO, Calif., Aug. 25, 2022 (GLOBE NEWSWIRE) -- Vaxart, Inc. (NASDAQ: VXRT) today announced that Elaine J. Heron, Ph.D. was appointed to the Company’s Board of Directors, effective August 25, 2022.

“Elaine has tremendous experience in life science research and development, sales and marketing, finance, and accounting, as well as corporate governance matters,” said Andrei Floroiu, Vaxart’s Chief Executive Officer. “We welcome Elaine to Vaxart and the Board.”

The Company also announced that Dr. Julie Cherrington has stepped down from the Board of Directors, effective August 25, 2022.

“We thank Julie for her diligent service on the Board of Directors and on behalf of Vaxart’s stockholders,” said Vaxart Board Chairman, Todd C. Davis. “She has been a highly esteemed colleague.”

Dr. Heron will join the Board’s Science and Technology Committee as well as the Audit Committee, replacing Dr. Cherrington on those committees.

About Elaine J. Heron

Dr. Heron currently serves on the boards of BioMarin Pharmaceutical, Inc., a leader in developing and commercializing first- or best-in-class therapies for rare genetic diseases, Palvella Therapeutics, Inc., a private clinical-stage therapeutics company, Visgenx, Inc., a private early-stage therapeutics company, and Watershed Medical, Inc., a private early-stage therapeutics company. Dr. Heron also serves as an advisor to Kyto Technology and Life Science, Inc.

From February 2009 to October 2015, Dr. Heron served as Chair and CEO of Amplyx Pharmaceuticals, Inc., a private drug development company acquired by Pfizer, Inc.

From July 2001 to October 2008, Dr. Heron was Chair and CEO of Labcyte Inc., a private biotechnology company. Before joining Labcyte Inc., she spent six years in positions of increasing responsibility at the Applied Biosystems Group of Applera Corporation, a biotechnology company, including the position of General Manager and Vice President of Sales and Marketing.

Dr. Heron earned a B.S. in chemistry with highest distinction, a Ph.D. in analytical biochemistry from Purdue University, and an M.B.A. from Pepperdine University.

About Vaxart
Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using tablets that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary tablet vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include tablet vaccines designed to protect against coronavirus, norovirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," “anticipate,” "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart's ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart's expectations regarding clinical results and trial data; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes.

Please also refer to the risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:	Investor Relations:
Mark Herr	Andrew Blazier
Vaxart, Inc.	Finn Partners
mherr@vaxart.com	IR@Vaxart.com
(203) 517-8957	(646) 871-8486